Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into as of April 3, 2009, between Joel Jung (the “Executive”), and Celera Corporation (the “Company”), effective eight days after the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Section 4(c), below.

WHEREAS, the Executive was the Chief Financial Officer of the Company, and the Executive tendered his resignation, and the Company accepted such resignation effective as of April 3, 2009 (the “Resignation Date”); and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Resignation of Employment. As of the Resignation Date, the Executive hereby confirms his resignation of all positions that the Executive held as an officer of the Company and all subsidiaries of the Company, and all positions that the Executive held on the boards of directors of any of the Company’s subsidiaries, and the Company confirms its acceptance of such resignations, effective as of the Resignation Date.

2. Payment of Accrued Wages and Expenses. The Executive acknowledges payment of an amount equal to all accrued wages through the Resignation Date, including accrued vacation, less applicable withholding, and further acknowledges that he has been reimbursed for all expenses incurred by him on behalf of the Company. The Executive acknowledges and agrees that he shall not be eligible for a bonus for the fiscal year ending December 26, 2009.

3. Separation Benefits. The Company shall provide the Executive with the following separation benefits set forth in this Section 3, provided that the Executive executes (and does not revoke) this Agreement within thirty (30) days following the Resignation Date.

(a) Severance Payment. The Company shall pay the Executive a lump sum amount equal to nine (9) months of his current base salary (as in effect immediately prior to the Resignation Date) as soon as practicable following the Effective Date (and no later than its first regularly scheduled payroll date following the Effective Date).

(b) Continued Benefits. In addition, in the event that the Executive elects to continue health and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will make the COBRA premium payments (for Executive and his eligible dependents) for a period of nine months following the Effective Date (or until the Executive becomes eligible to participate in another employer health plan, if earlier). The Executive shall promptly inform the Company of his acceptance of other employment.

(c) Equity Awards; Additional Payment. The Executive acknowledges that no acceleration of vesting of any options to purchase shares of the Company’s common stock or any other compensatory awards with respect to the Company’s securities shall occur as a result of his resignation, and such awards shall continue to be subject to the terms and conditions of the applicable plan and agreement evidencing such award. In recognition of the estimated value of the Executive’s equity-based awards which would have vested during the nine-month period following the Resignation Date, the Company agrees to pay the Executive a lump sum amount of One Hundred Thousand Dollars ($100,000) as soon as practicable following the Effective Date (and no later than its first regularly scheduled payroll date following the Effective Date).

(d) Outplacement Services. The Executive will be eligible to receive outplacement assistance, at the Company’s expense, for a period of twelve (12) months following the Resignation Date; the type of assistance shall be determined by the Company.

4. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iii) Claims to any benefit entitlements vested as the date of separation of employment, pursuant to written terms of any Company employee benefit plan;

(iv) The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment; and

(v) The Executive’s right, if any, to indemnification from the Company under California Labor Code Section 2802.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i) This section, and this Agreement, are written in a manner calculated to be understood by the Executive.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv) The Executive has been advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement. If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the separation benefits set forth in Section 3 of this Agreement.

If the Executive wishes to revoke this agreement, he must deliver written notice stating that intent to revoke to the Company (as provided in Section 12 below) on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

5. Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

6. Cooperation. The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought by or against the Company and in any investigation the Company may conduct. The Company shall reimburse the Executive for all expenses reasonably incurred by him in compliance with this section, in accordance with the Company’s reimbursement policies.

7. Executive’s Representations and Warranties. The Executive represents and warrants that:

(a) As set forth above in Section 2, he has been paid all wages owed to him by the Company, including all accrued, unused vacation, through the date of termination of his employment;

(b) During the course of the Executive’s employment, he did not sustain any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c) The Executive has not made any disparaging comments about the Company, nor will he do so in the future; and

(d) The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as specifically allowed by this Agreement.

8. Confidential Information; Return of Company Property.

(a) The Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Conflict of Interest and Confidentiality Agreement executed by the Executive on July 26, 2006 (the “Confidentiality Agreement”).

(b) The Executive shall deliver to the Company within ten (10) business days after the Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents or representatives.

(c) The Executive shall return to the Company within ten (10) business days after the Resignation Date all equipment of the Company in his possession or control; provided however, that the Executive shall be entitled to retain and is hereby assigned the laptop computer, blackberry and cellular phone provided to him by the Company in the course of his employment.

9. Taxes.

(a) The Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

(b) This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the exemption described in Treasury Regulation Section 1.409A-1(b)(9)(v)(A) and (C). The Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Reg. §1.409A-1(b)(4)) shall be treated as a short term deferral and not aggregated with other plans or payments.

(c) In the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive may work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(d) To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to the Executive (i) shall be paid to the Executive no later than December 31 of the year following the year in which the cost was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) the Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

10. Arbitration. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Alameda County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 8(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

11. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

12. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a) If to the Company:

Celera Corporation

1401 Harbor Bay Parkway

Alameda, CA 94502-7070

Attn: Vice President, General Counsel & Secretary

Fax: (510) 749-4301

(b) If to the Executive:

Joel Jung

[Intentionally Omitted]

13. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

14. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

15. Integration Clause. This Agreement contains the entire agreement of the parties with regard to the separation of the Executive’s employment, and supersedes any prior agreements as to that matter. Notwithstanding the foregoing, the Executive agrees that he shall continue to abide by the terms of the Confidentiality Agreement. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and an authorized officer of the Company.

16. Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE		CELERA CORPORATION

/s/ Joel Jung		By:	/s/ Paul Arata
Joel Jung		Title:	VP Human Resources and Admin

Date	4/3/09	Date	April 3, 2009